EXHIBIT 5.1

May 3, 2005 Rackable Systems, Inc. 1933 Milmont Drive Milpitas, California 95035	ATTORNEYS AT LAW Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Main 650 843-5000 Fax 650 849-7400 www.cooley.com BRETT D. WHITE (650) 843-5191 whitebd@cooley.com	Broomfield, CO 720 566-4000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Rackable Systems, Inc. (the “Company”) of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering an underwritten public offering of up to 7,187,500 shares of common stock, including 6,250,000 shares to be sold by the Company (the “Company Shares”) and up to 937,500 shares shares to be sold by certain selling stockholders for which the underwriters have been granted an over-allotment option (the “Selling Stockholders’ Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended to date, and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the laws of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholders’ Shares and the Company Shares have been duly authorized by the Company, the Selling Stockholders’ Shares, when issued upon conversion of the Company’s outstanding shares of preferred stock in accordance with the Company’s Amended and Restated Certificate of Incorporation, as amended to date, will be validly issued, fully paid and non-assessable, and the Company Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be, validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/S/ BRETT D. WHITE
Brett D. White